Exhibit (a)(5)(C)

Email to Alexion Employees

Subject: Diversifying our Portfolio: Our agreement to acquire Portola Pharmaceuticals

Dear Colleagues,

I’m very pleased to share that today we announced an agreement to acquire Portola Pharmaceuticals, a commercial-stage biopharmaceutical company focused on life-threatening blood-related disorders. Portola’s marketed medicine- Andexxa® [coagulation factor Xa (recombinant), inactivated-zhzo], marketed as Ondexxya in Europe, is the first and only approved Factor Xa inhibitor reversal agent, and has demonstrated transformative clinical value by rapidly reversing the anticoagulant effects of Factor Xa inhibitors rivaroxaban and apixaban in severe and uncontrolled bleeding.

This acquisition represents an exciting opportunity exemplifying our continued commitment to progressing our 2025 ambition to serve more patients living with rare and devasting diseases. It also creates near-term diversification to our portfolio, as well as, an opportunity to use our demonstrated global commercial excellence to create significant value for patients, colleagues and shareholders.

About Portola and Andexxa

Founded in 2003, in South San Francisco, Portola has operations in the US and Europe with nearly 400 colleagues serving patients in those geographies. In the U.S., the FDA granted Andexxa both Orphan Drug and Breakthrough Therapy designations. It has a strong profile with regulatory exclusivity through 2030 in the U.S. and 2028 in the EU. In 2019, more than 16 million patients used Factor Xa inhibitors and, of those, approximately 3 to 5 percent experienced major or life-threatening bleeds. There is tremendous critical and unmet need amongst these patients, especially those experiencing intracranial hemorrhages or gastrointestinal bleeds, where mortality rates remain high if left untreated. Andexxa has the potential of becoming the global standard of care for patients experiencing life-threatening or uncontrolled bleeds.

In addition, we believe there is significant opportunity for growth. The underlying Factor Xa market has been growing each year and is expected to continue to do so. Andexxa currently has only penetrated a small percent of its indicated patient population, so there is substantial room for growth within the existing label. Andexxa also has promising label expansion opportunities which we will be able to explore by combining our development efforts together. Their pipeline also includes cerdulatinib, a Phase 2 hematology malignancy candidate; data is expected later in the year, which will help us determine the best path forward for this potential new cancer medicine.

Strong fit with our Portfolio and Culture

The acquisition of Portola provides a strong fit within our existing hematology and neurology portfolios of transformative medicines and offers synergies with significant portions of our current business – in particular, the aHUS and NMOSD critical care segments.

We have identified a clear path for accelerating and maximizing Andexxa’s growth and are confident we can leverage the full power of our established market access, commercial and operations organizations to enhance access and broaden the number of patients who can be helped by Andexxa. We are excited by the opportunity to maximize the success of this under-appreciated medicine.

We will continue our efforts to further diversify our portfolio while we remain focused on our mission of transforming the lives of people affected by rare and devastating disease. We believe there is strong alignment between our organizational cultures. Recently, Portola worked hard to relaunch their own set of culture values: Pride, Purposeful and Pioneering. Core to both of our organizations is an unrelenting desire and focus on innovation to serve patients. We are excited about the possibility of their purposeful, pride and pioneering spirit contributing to our goal of serving more patients.

Next Steps & Questions

We expect the deal to close in Q3 and until then Alexion and Portola will continue to operate as separate companies. Our business development team and their many partners across the organization have been evaluating and planning for this transaction for some time. Integration teams have been established for Alexion and Portola to better understand operational requirements, synergies and to ensure the quality of service provided to patients and colleagues remains consistent.

We will provide more information upon close. In the meantime, please reach out to your ELT member if you have questions. Please also join me in thanking the Business Development team and everyone across the organization who was responsible for making this happen in our new virtual environment. It’s a tremendous testament of dedication to our mission and ability to adapt and apply new ways of working.

Thank you,

Ludwig

NOTE: All media inquiries be directed to Megan Goulart

Additional Information about the Transaction and Where to Find It

The tender offer for the outstanding common stock of Portola has not been commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Portola securities. The solicitation and offer to buy shares of Portola common stock will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Alexion and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter, Portola will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors and security holders are urged to read these materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully when they become available since they will contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Alexion and Portola with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Alexion and its acquisition subsidiary file with the SEC will be made available to all investors and security holders of Portola free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Portola under the “Investors and Media” section of Portola’s website at www.portola.com.

Cautionary Note Regarding Forward-Looking Statements

To the extent that statements contained in this communication are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Portola by Alexion may not be completed; the possibility that competing offers or acquisition proposals for Portola will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Portola common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Alexion’s or Portola’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of Portola’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the anticipated benefits of Portola’s therapy (Andexxa) not being realized (including expansion of the number of patients using the therapy); the phase 4 study regarding Andexxa does not meet its designated endpoints and/or is not deemed safe and effective by the Food and Drug Administration (“FDA”) or other regulatory agencies (and commercial sales are prohibited or limited); future clinical trials of Portola products not proving that the therapies are safe and effective to the level required by regulators; anticipated Andexxa sales targets are not satisfied; Andexxa does not gain acceptance among physicians, payers and patients; potential future competition by other Factor Xa inhibitor reversal agents; decisions of regulatory authorities regarding the adequacy of the research and clinical tests, marketing approval or material limitations on the marketing of Portola products; delays or failure of product candidates or label extension of existing products to obtain regulatory approval; delays or the inability to launch product candidates (including products with label extensions) due to regulatory restrictions; failure to satisfactorily address matters raised by the FDA and other regulatory agencies; the possibility that results of clinical trials are not predictive of safety and efficacy results of products in broader patient populations; the possibility that clinical trials of product candidates could be delayed or terminated prior to completion for a number of reasons; the adequacy of pharmacovigilance and drug safety reporting processes; and a variety of other risks set forth from time to time in Alexion's or Portola’s filings with the SEC, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC and the risks discussed in Portola’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Portola’s and Alexion’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Alexion and Portola disclaim any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.